Exhibit 5.2

[BLAKE LOGO]	Suite 3500, East Tower, Bankers Hall 855 - 2nd Street S.W. Calgary, Alberta, Canada T2P 4J8
December 21, 2005	Telephone: 403.260.9600 Facsimile: 403.260.9700 www.blakes.com
Kinder Morgan Finance Company, ULC	Reference: 84943/11

Kinder Morgan, Inc.

500 Dallas Street, Suite 1000

Houston, Texas 77002

Ladies and Gentlemen:

Re:	Kinder Morgan Finance Company, ULC

Offering of US$2,150,000,000 Principal Amount of Unsecured Notes

We have acted as special counsel in the province of Alberta to Kinder Morgan Finance Company, ULC, an unlimited liability corporation incorporated under the laws of the province of Alberta, Canada (the “Company”), in connection with the offer by the Company to exchange (i) $1,000 principal amount of its 5.35% Notes due 2011 (the “Registered 2011 Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for each $1,000 principal amount of its outstanding 5.35% Notes due 2011 (the “Unregistered 2011 Notes”), (ii) $1,000 principal amount of its 5.70% Notes due 2016 (the “Registered 2016 Notes”) that have been registered under the Securities Act for each $1,000 principal amount of its outstanding 5.70% Notes due 2016 (the “Unregistered 2016 Notes”), and (iii) $1,000 principal amount of its 6.40% Notes due 2036 (the “Registered 2036 Notes”) that have been registered under the Securities Act for each $1,000 principal amount of its outstanding 6.40% Notes due 2036 (the “Unregistered 2036 Notes”) (each, an “Exchange Offer” and collectively, the “Exchange Offers”). The Registered 2011 Notes, the Registered 2016 Notes and the Registered 2036 Notes are referred to collectively herein as the “Registered Notes.” The Unregistered 2011 Notes, the Unregistered 2016 Notes and the Unregistered 2036 Notes are referred to collectively herein as the “Unregistered Notes.” Each series of Registered Notes will be fully and unconditionally guaranteed by Kinder Morgan Inc. (“KMI”) on a senior unsecured basis (the “Guarantees”). The Company and KMI are filing with the Securities and Exchange Commission (the “Commission”) a joint registration statement on Form S-4 (the “Registration Statement”) with respect to the Exchange Offers under the Securities Act.

We have examined originals or copies of: (a) the Indenture, dated as of December 9, 2005 (the “Indenture”), by and among the Company, KMI and Wachovia Bank, National Association, as Trustee (the “Trustee”), pursuant to which the Unregistered Notes were issued and the Registered Notes will be issued, (b) the organizational documents of the Company, as amended to date, (c) certain resolutions adopted by the board of directors of the Company, and (d) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In expressing the opinion set forth in paragraph 1 hereof as it relates to the valid subsistence of the Company, we have relied on a Certificate of Status dated the date hereof

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario

Montréal • Ottawa • Toronto • Calgary • Vancouver • New York • Chicago • London • Beijing

[BLAKE LOGO]	Page 2

issued by the Registrar appointed under the Business Corporations Act (Alberta) in respect of the Company. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigation of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	the Company has been duly incorporated and is validly subsisting under the laws of the Province of Alberta; and

2.	the Indenture and the Unregistered Notes have been duly authorized, executed and delivered by the Company, and the Registered Notes have been validly authorized by the Company.

Our opinions expressed herein are limited to the laws of Alberta and the laws of Canada applicable therein. Accordingly, we express no opinion with respect to the laws of any other jurisdiction. The opinions expressed herein are based on legislation and regulations in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement and to the references to our firm under the heading “Validity of the Registered Notes” in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP